Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Modine Announces Termination of Securities and Asset Purchase Agreement for Liquid-Cooled Automotive Business

Company is now free to apply 80/20 principles to optimize margin profile

Racine, WI – October 25, 2021 – Modine Manufacturing Company (NYSE: MOD or the “Company”), a diversified global leader in thermal management technology and solutions, today announced that the Company has reached a mutual agreement with Dana Incorporated to terminate the Securities and Asset Purchase Agreement for the liquid-cooled portion of the Company’s Automotive business. Both companies had been actively engaged in the regulatory review process in Germany for many months and have decided that it is no longer in the best interest of either party to pursue the transaction further.

“Our team has worked diligently to divest this portion of our automotive business and we could not reach an agreement that would receive the necessary regulatory approval,” said Neil D. Brinker, President and CEO. “During these past several months, we planned for this possibility and developed a robust plan.  We are ready to make significant changes to this business, particularly in response to the lower production volumes resulting from the global semiconductor shortage.  During the period that the business was held for sale, we were prohibited from taking actions to substantially change the business.  Now that we have terminated the agreement, we can apply an 80/20 lens to this business and make the changes necessary to significantly reduce costs and improve operating margins.  This includes focusing resources on the products where we have a sustainable competitive position and that support our profitability targets.  We expect this new approach to be more financially beneficial to Modine and drive long-term value for our shareholders.”

The Company plans to initiate measures to reduce costs and capital expenditures in areas where the Company does not have a competitive position.  The ultimate goal is to optimize profit margins and cash flows while providing a more value-added focus to key customers.

Brinker concluded, “Over the past year, we have made important steps toward creating a stronger Modine. We are organizing our business to accelerate growth and have named experienced leaders for our business units. Our 80/20 initiative is driving important decisions and is beginning to yield tangible improvements across the business. Today’s announcement is consistent with this overall strategy and we believe that it will help to accelerate Modine’s transformation.  Our vehicular strategy is just one element of our transformation story.  We are also providing additional resources to grow other businesses that have strong market drivers, including electric vehicles, data centers, heating, indoor air quality and coatings. Collectively these initiatives will help Modine to become a higher margin, higher growth and less capital intensive business. We are excited about the prospects of furthering each of these core tenets and driving long-term value for all of our stakeholders.”

About Modine

Modine, with fiscal 2021 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling components, original equipment products, and systems to diversified global markets through its four complementary segments: BHVAC, CIS, HDE, and Automotive. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.
Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to those described under “Risk Factors” in Item 1A of Part I of the Company's Annual Report on Form 10-K for the year ended March 31, 2021 and under Forward-Looking Statements in Item 7 of Part II of that same report and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Other risks and uncertainties include, but are not limited to, the following: the impact of the COVID-19 pandemic on the national and global economy, our business, suppliers, customers, and employees; the overall health and price-down focus of Modine’s customers; our ability to successfully execute our strategic and operational plans; our ability to effectively and efficiently modify our cost structure in response to sales volume increases or decreases and complete restructuring activities and realize benefits thereon; our ability to comply with the financial covenants in our credit agreements and to fund our global liquidity requirements efficiently; operational inefficiencies as a result of program launches, unexpected volume increases, product transfers, and delays or inefficiencies resulting from restrictions imposed in response to the COVID-19 pandemic; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations, tariffs (and potential trade war impacts resulting from tariffs or retaliatory actions), inflation, changes in interest rates or tightening of the credit markets, recession, restrictions associated with importing and exporting and foreign ownership, public health crises, supplier constraints and the general uncertainties about the impact of regulatory and/or policy changes, including those related to tax and trade, the COVID-19 pandemic and other matters, that have been or may be implemented in the U.S. or abroad, and continuing uncertainty regarding the impacts of “Brexit”; the impact on Modine of any significant increases in commodity prices, particularly aluminum, copper, steel and stainless steel (nickel) and other purchased components and related costs, and our ability to adjust product pricing in response to any such increases; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; Modine’s ability to recruit and maintain talent in managerial, leadership, operational and administrative functions; Modine’s ability to protect its proprietary information and intellectual property from theft or attack; the impact of any substantial disruption or material breach of our information technology systems; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the Company in public filings with the U.S. Securities and Exchange Commission.  Forward-looking statements are as of the date of this release, and the Company does not assume any obligation to update any forward-looking statements.
SOURCE: Modine Manufacturing Company

Investor & Media Contact

Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com